PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:   David H. Dunn
President and Chief Executive Officer
(989) 631-4280

Wolverine Bancorp, Inc. Announces a Special Dividend Payment to Stockholders and Expansion of Stock Repurchase Plan

Midland, Michigan, December 10, 2013. Wolverine Bancorp, Inc. (the “Company”) (Nasdaq: WBKC), the holding company for Wolverine Bank, announced today that its Board of Directors has declared a special cash dividend of $0.40 per share on the Company’s common stock.  The dividend will be payable to stockholders of record as of December 20, 2013, and is expected to be paid on or about December 27, 2013.

The Company also announced that the Board of Directors has authorized an expansion to its stock repurchase program pursuant to which the Company intends to repurchase up to 119,167 shares, or approximately 5% of its issued and outstanding shares as of December 9, 2013.  In December 2012, the Company authorized the repurchase of 122,954 shares of its common stock, approximately 60% of which have been repurchased as of December 9, 2013.

The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be available for general corporate purposes.

About Wolverine Bancorp, Inc, and Wolverine Bank

Wolverine Bancorp, Inc. is the parent company of Wolverine Bank. Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933.  The Bank is headquartered in Midland, Michigan and provides financial services to individuals, families and businesses in the Great Lakes Bay Region of Michigan and beyond through three banking offices located in Midland, Michigan, the Midland County Seat, and a banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, located in neighboring Saginaw County.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verb such as “will,” “would,” “should,” “could” or may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wolverine Bancorp, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.